SECURITIES AND EXCHANGE COMMISSION


                              Washington D.C. 20549


                                    FORM N-8A


                                    AMENDED
         NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940



      The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such amended notification of registration submits the following information:

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NAME:       Neuberger Berman Equity Series

ADDRESS AND PRINCIPAL BUSINESS OFFICE:    605 Third Avenue, 2nd Floor
                                          New York, NY  10158-0180

TELEPHONE NUMBER: (212) 476-8800

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:   Ellen Metzger, Esq.
                                                    605 Third Avenue, 2nd Floor
                                                    New York, NY  10158-0180



Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with filing of Form N-8A:
__Yes         X  No


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ITEM 1.           EXACT NAME OF REGISTRANT.

                           Neuberger Berman Equity Series

ITEM 2. NAME OF STATE UNDER THE LAWS OF WHICH REGISTRANT WAS ORGANIZED OR CREATED AND THE DATE OF SUCH ORGANIZATION OR CREATION.

                          Delaware; September 22, 1998

ITEM 3. FORM OF ORGANIZATION OF REGISTRANT (FOR EXAMPLE, CORPORATION, PARTNERSHIP, TRUST, JOINT STOCK COMPANY, ASSOCIATION, FUND).

                                 Business trust

ITEM 4. CLASSIFICATION OF REGISTRANT (FACE AMOUNT CERTIFICATE COMPANY, UNIT INVESTMENT TRUST, OR MANAGEMENT COMPANY).

                       Registrant is a management company.

ITEM 5.           IF REGISTRANT IS A MANAGEMENT COMPANY:

       (a) STATE WHETHER REGISTRANT IS REGISTERING AS A "CLOSED-END" COMPANY OR AN "OPEN-END" COMPANY;

                Registrant is registering as an open-end company.

       (b) STATE WHETHER REGISTRANT IS REGISTERING AS A "DIVERSIFIED" COMPANY OR A "NON-DIVERSIFIED" COMPANY (READ INSTRUCTION 4(I)CAREFULLY BEFORE REPLYING).

             Registrant is registering as a non-diversified company.

ITEM 6.      NAME AND ADDRESS OF EACH INVESTMENT ADVISER OF REGISTRANT.

                        Neuberger&Berman Management, Inc.
                           605 Third Avenue, 2nd Floor
                             New York, NY 10158-0180

                              Neuberger&Berman LLC
                           605 Third Avenue, 2nd Floor
                             New York, NY 10158-0180

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ITEM 7.      IF REGISTRANT IS AN INVESTMENT COMPANY HAVING A BOARD OF DIRECTORS,
STATE THE NAME AND ADDRESS OF EACH OFFICER AND DIRECTOR OF THE REGISTRANT.

TRUSTEES
Faith Colish            John T. Patterson, Jr.
Stanley Egener          John P. Rosenthal
Howard Mileaf           Cornelius T. Ryan
Edward I. O'Brien       Gustave Shubert
Lawrence Zicklin

OFFICERS
Stanley Egener          Chairman (Chief Executive Officer)
Lawrence Zicklin        President
Daniel J. Sullivan      Vice President
Michael J. Weiner       Vice President (Principal Financial Officer)
Richard Russell         Treasurer (Principal Accounting Officer)
Barbara DiGiorgio       Assistant Treasurer
Celeste Wischerth       Assistant Treasurer
Claudia A. Brandon      Secretary
Stacy Cooper-Shugrue    Assistant Secretary
C. Carl Randolph        Assistant Secretary

ITEM 8. IF REGISTRANT IS AN UNINCORPORATED INVESTMENT COMPANY NOT HAVING A BOARD OF DIRECTORS:

       (a)   STATE THE NAME AND ADDRESS OF EACH SPONSOR OF REGISTRANT;

                                 NOT APPLICABLE

       (b) STATE THE NAME AND ADDRESS OF EACH OFFICER AND DIRECTOR OF EACH SPONSOR OF REGISTRANT;

                                 NOT APPLICABLE

       (c) STATE THE NAME AND ADDRESS OF EACH TRUSTEE AND EACH CUSTODIAN OF REGISTRANT.

                                 NOT APPLICABLE

ITEM 9. (a) STATE WHETHER REGISTRANT IS CURRENTLY ISSUING AND OFFERING ITS SECURITIES DIRECTLY TO THE PUBLIC (YES OR NO).

                                       No

            (b) IF REGISTRANT IS CURRENTLY ISSUING AND OFFERING ITS SECURITIES TO THE PUBLIC THROUGH AN UNDERWRITER, STATE THE NAME AND ADDRESS OF SUCH UNDERWRITER.

                                 NOT APPLICABLE



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            (c) IF THE  ANSWER TO ITEM 9(A) IS "NO" AND THE  ANSWER TO ITEM 9(B)
IS "NOT APPLICABLE," STATE WHETHER REGISTRANT PRESENTLY PROPOSES TO MAKE A PUBLIC OFFERING OF ITS SECURITIES (YES OR NO).

                                       Yes

            (d) STATE WHETHER REGISTRANT HAS ANY SECURITIES CURRENTLY ISSUED AND OUTSTANDING (YES OR NO).

                                       No

            (e) IF THE ANSWER TO ITEM 9(D) IS "YES," STATE AS OF A DATE NOT TO EXCEED TEN DAYS PRIOR TO THE FILING OF THIS NOTIFICATION OF REGISTRATION THE NUMBER OF BENEFICIAL OWNERS OF REGISTRANT'S OUTSTANDING SECURITIES (OTHER THAN SHORT-TERM PAPER) AND THE NAME OF ANY COMPANY OWNING 10 PERCENT OR MORE OF REGISTRANT'S OUTSTANDING VOTING SECURITIES.

                                 NOT APPLICABLE

ITEM 10. STATE THE CURRENT VALUE OF REGISTRANT'S TOTAL ASSETS.

                                    Zero (0)

ITEM 11. STATE WHETHER REGISTRANT HAS APPLIED OR INTENDS TO APPLY FOR A LICENSE TO OPERATE AS A SMALL BUSINESS INVESTMENT COMPANY UNDER THE SMALL BUSINESS INVESTMENT COMPANY ACT OF 1958 (YES OR NO).

                                       No

ITEM 12. ATTACH AS AN EXHIBIT A COPY OF REGISTRANT'S LAST REGULAR PERIODIC REPORT TO ITS SECURITYHOLDERS, IF ANY.

                                 NOT APPLICABLE



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                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 7th day of October, 1998.


                                    NEUBERGER BERMAN EQUITY SERIES



                                        By:  /s/Stanley Egener
                                             ---------------------
                                             Stanley Egener, as Trustee


Attest: /s/Claudia A. Brandon
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By:     Claudia A. Brandon
        ---------------------

Title:  Corporate Secretary
        ---------------------